HERITAGE-CRYSTAL CLEAN, INC.
GRANT NOTICE AND AGREEMENT
RESTRICTED STOCK UNITS

Name of Awardee: Mark DeVita
Number of Restricted Stock Units: 36,471
Award Date: November 14, 2022
Vesting Commencement Date: September 21, 2022

Heritage-Crystal Clean, Inc. (the “Company”) is pleased to confirm that you (the “Awardee”) have been granted a restricted stock unit (“RSU”) award (this “Award”) subject to the terms of this Grant Notice and Agreement (this “Agreement”) and is made under the Heritage-Crystal Clean, Inc. 2019 Incentive Plan (the “Plan”) which is incorporated into this Agreement by reference. Two-thirds (2/3) of the number of RSUs are subject to the performance-based vesting terms outlined in Section 2(b) below (“Performance-Based RSUs”), and one-third (1/3) of the RSUs are subject to the time-based vesting terms outlined in Section 2(a) below (“Time-Based RSUs”). Unless otherwise indicated, any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.

1.Acceptance of Award. To be eligible to receive this Award, the Awardee must electronically acknowledge and accept this Award within sixty (60) days after the Award Date in accordance with procedures established by the Company. By accepting this Agreement, the Awardee agrees to be bound by the terms and conditions herein, including the Restrictive Covenants (as defined below in Section 5 and set forth in Exhibit A), the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and Awardee further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any Subsidiary. There is no guarantee that the Awardee will earn vested rights under the Award and the value of the Award depends upon the Company’s future stock price performance, which may increase or decrease after the Award Date. If the Awardee do not accept this Award in accordance with the procedures outlined in this Paragraph and within the sixty (60) day period described above, the Award will be cancelled and forfeited. However, the Awardee’s employment is not contingent upon doing so, the Awardee is free to decline receipt of the grant of RSUs under this Agreement, and the attending restrictions set forth in Exhibit A and to continue working for the Company. By accepting this Agreement, the Awardee also acknowledges that the Awardee is fluent in the English language and has reviewed and understand the terms and conditions of this Agreement and the Plan.

2.Vesting.
a.Time-Based RSUs. On each of the first three anniversaries of the Vesting Commencement Date, subject to the Awardee’s continuous employment or service with the Company through such date, one-third (1/3) of the Time-Based RSUs shall vest in equal installments on each such date. In the event of a Change in Control (as defined in the Plan), all unvested Time-Based RSUs shall immediately vest in full as of the date of the Change in Control. A Time-Based RSU that becomes vested while the Awardee is employed by the Company or its Subsidiaries shall be issued to the Awardee as soon as reasonably practicable (but in no event later than (30) days) after it becomes vested, subject to the provisions set forth in Section 3.

Performance-Based RSUs. The Awardee may vest in the Performance-Based RSUs, in whole or in part, based on achieving the stock price performance requirements set forth in this Section 2(b). The Performance-Based RSUs shall vest under this Section 2(b) only to the extent that both (i) the Company achieves one or more Share Price Targets as set forth in the table below during the three-year period beginning on the Vesting Commencement Date (the “Performance Period”) and (ii) the Awardee remains employed by the Company through the Performance Period. All vested Performance-Based RSU shall be issued to the Awardee as soon as reasonably practicable after the expiration of the three-year Performance Period (but in no event later than sixty (60) days thereafter), subject to the provisions set forth in Section 3.
b.

Share Price Target	Percentage of Performance-Based RSUs Satisfying the Performance Target
Less than $33.79	0%
$33.79	25%
$38.79	50%
$43.79	75%
$48.79	100%

For purposes of this Section 2(b), the following rules shall apply:
i.A Share Price Target is met prior to a Change in Control (as defined in the Plan) if the Company’s average closing stock price during a continuous ninety (90) day period within the Performance Period equal or exceeds the dollar value corresponding to such Share Price Target.
ii.If a Change in Control (as defined in the Plan) occurs on or before the end of the Performance Period, all unvested Performance-Based RSUs and all Time-Based RSU’s shall vest at 100% on the date of the Change in Control. All vested RSUs shall be issued to the Awardee no later than sixty (60) days after the date of the Change in Control.
iii.There shall be linear interpolation between the Share Price Targets above as they relate to the Percentage of Performance-Based RSUs Satisfying the Performance Target.
iv.Any portion of the Performance-Based RSUs that satisfying the performance target under this Section 2(b) shall remain vested regardless of the Company’s subsequent stock price performance during the Performance Period.

v.Any portion of the Performance-Based RSUs that has not satisfied the performance target by the end of the Performance Period shall be immediately forfeited.
c.No stock certificates will be issued with respect to any Shares (as defined in the Plan). Stock ownership shall be kept electronically in the Awardee’s name, or in the Awardee’s name and in the name of another person of legal age as joint tenants with right of survivorship, as applicable. The Awardee is personally responsible for the payment of all taxes related to distribution.
d.No dividend equivalents will accrue with respect to the RSUs.

3.Termination of Service. If the Awardee experiences a Termination of Service (as defined in the Plan) with the Company or a Subsidiary for any reason except as otherwise set forth in this Section 3, Awardee’s right in any RSUs that are not then vested shall automatically terminate upon the effective date of such Termination of Service with the Company and its Subsidiaries and such RSUs shall be forfeited and shall be of no further force and effect.
a.Termination of Service due to Death or Disability; Termination without Cause. If the Awardee experiences a Termination of Service by reason of the Awardee’s death, (excluding death by suicide), qualified disability, (an individual shall be considered disabled if such individual qualifies for receipt of long-term disability benefits under the long-term disability plan then in effect for the Company’s employees), or an involuntary termination by the Company without Cause (as defined below), the outstanding Time-Based RSUs shall become vested as of the date of such termination, and the Company, within sixty (60) days following the effective date of such termination shall issue all outstanding Shares that have become vested to Awardee (or Awardee’s designated beneficiary or estate executor). In addition, the Performance-Based RSUs shall vest in accordance with the provisions of Section 2(b) above on a pro rata basis based on the number of days the Awardee was employed during the Performance Period and shall be settled at the same time as if the Awardee has not terminated employment with the Company and its Subsidiaries.
b.Termination of Service Due to Retirement. If the Awardee experiences a Termination of Service by reason of the Awardee’s Retirement (as defined below), the outstanding Time-Based RSUs shall become vested as of the date of Retirement, and the Company, within sixty (60) days following the effective date of Retirement shall issue all outstanding Shares to Awardee (or Awardee’s designated beneficiary or estate executor). In addition, the Performance-Based RSUs shall vest in accordance with the provisions of Section 2(b) above on a pro rata basis based on the number of days the Awardee was employed during the Performance Period and shall be settled at the same time as if the Awardee remained employed with the Company and its Subsidiaries. For purposes of this Award, “Retirement” shall mean the Awardee’s voluntary termination after each of the following conditions have been met: (i) the Awardee both attains at least age 55 and completes at least 10 years of service with the Company since the Awardee’s most recent date of hire, and thereafter provide at least 6 months’ written notice of the Awardee’s intended retirement, (ii) the Company accepts in writing the Awardee’s intended retirement, subject to successfully fulfilling transition duties and responsibilities and remains employed until a retirement date set by the Company, it being understood that these duties and responsibilities are in addition to the Awardee’s regular duties and responsibilities, and may require continued employment beyond the end of the 6-month notice period, (iii) the Company determines that the Awardee has successfully fulfilled his or her transition duties and responsibilities, and (iv) the Awardee enters into a written agreement with the Company (in a form acceptable to the Company) in which the Awardee agrees to release any claims against the Company and its Subsidiaries within 21 days after termination (or such longer period of time as required under applicable law to have a binding release of one or more claims) and comply with any applicable restrictive covenants provided in any agreements between the Awardee and the Company. The Company shall, in its sole discretion, (i) decide whether or not to accept the Awardee’s intended retirement, (ii) set forth in writing the terms of the Awardee’s transition duties and responsibilities and the Awardee’s retirement date, and (iii) determine whether or not the Awardee has successfully met his or her transition duties and responsibilities not later than 60 days after termination.
c.Termination of Service for Cause. If the Awardee experiences a Termination of Service for Cause (as defined in the Plan), all unvested RSUs shall terminate immediately and be of no further force and effect.
d.Miscellaneous. Actions taken by the Company in respect of this Section 3 shall be conclusive and binding on the Awardee and his or her representatives or legatees.

4.Clawback Provision. Anything in this Agreement to the contrary notwithstanding, the Awardee hereby acknowledges and agrees that any compensation payable under this Agreement is subject to any clawback policy of the Company currently in effect or adopted in the future providing for the recovery of erroneously awarded incentive compensation in the event the Company is required to prepare an accounting restatement (“Restatement”) due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, and the Awardee hereby agrees to repay the Company to the extent required by such clawback policy of the Company. Unless otherwise determined by the Company, in the event that any such Restatement with respect to the Performance Period becomes necessary within three (3) years of the date on which the Company has filed its Annual Report on Form 10-K, the amount of the Award shall be reduced to that number of RSUs to which Awardee would have been entitled based on what the Awardee’s actual achievement would have been after giving effect to such Restatement and the Awardee shall be obligated to return to the Company (at Awardee’s option) either (i) that number of shares of stock issued on account of such RSUs that would not have been earned after giving effect to such Restatement, or (ii) cash equaling the number of such shares times the closing price of the Company’s common stock on the date immediately preceding the date such shares vested.

5.Confidentiality, Non-Compete, Non-Disparagement and Non-Solicitation. The Awardee agrees, understands, and acknowledges that by executing this Agreement, the Awardee shall be bound by, and shall abide by the restrictive covenants set forth in Exhibit A of this Agreement (the “Restrictive Covenants”). The Awardee further agrees, understands and acknowledges that the scope and duration of the Restrictive Covenants contained in this Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company, and that the Committee, in its sole discretion, may require the Awardee, as a condition to lapsing any restrictions on the RSUs, to acknowledge in writing the Awardee has not engaged, and are not in the process of engaging, in any of the activities described in this Section 5.

6.Adjustments. This Award is subject to adjustment pursuant to Section 12.2 of the Plan.

7.No Rights as a Stockholder. The Awardee shall have no rights as a stockholder of the Company in respect of the RSUs, including the right to vote until and unless the RSUs have vested and ownership of Shares issuable following vesting of the RSUs has been transferred to the Awardee.
8.Section 409A. Any payments under this Award are intended to comply with the short-term deferral rule set forth in Treasury Regulation §1.409A-(b)(4), and this Award shall be interpreted to effect such intent. Consistent with this intention, each amount payable under this Agreement shall be considered a separate payment for purposes of Section 409A of the Code, and shall paid in all events notwithstanding any other provision of this Agreement to the contrary not later than the fifteenth (15th) day of the third month following the Awardee’s first taxable year in which the payment is no longer subject to a substantial risk of forfeiture, as determined by the Committee consistent with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. By signing this Agreement, the Awardee understands and agrees that the Awardee is solely responsible for the payment of any taxes that may be imposed on amounts payable under this Award.
9.Conformity with Plan. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By accepting this Agreement, the Awardee agree to be bound by all of the terms of this Agreement, the Plan, and the Plan prospectus.
10.Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan’s prospectus, will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
11.No Rights to Continued Employment. Nothing in the Agreement, the Plan prospectus, or the Plan confers on the Awardee any right to continue in the employ of the Company or its Subsidiaries or in any way affects their right to terminate the Awardee’s employment without prior notice at any time or for any reason. The Awardee further acknowledges that this Award is for future services to the Company and its Subsidiaries and is not under any circumstances to be considered compensation for past services.
12.Transferability. This Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee's lifetime, only to Awardee, and thereafter, only to Awardee's designated beneficiary.
13.Tax Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the payment of Stock or any other payment to the Awardee or on the Awardee’s behalf or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Awardee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Unless otherwise determined by the Committee, such withholding requirement shall be satisfied by retention by the Company of a portion of the Stock to be delivered to the Awardee. The Stock so retained shall be credited against such withholding requirement at the fair market value of such Stock on the date the applicable benefit is to be included in the Awardee’s income.
14.Effect of Other Agreements. If Awardee is a party to any other agreement with the Company and any provisions set forth in such employment agreement conflict with the provisions set forth in this Award Agreement, the provisions set forth in such employment agreement shall override such conflicting provisions set forth herein.
15.Miscellaneous.
a.Modification. This Award is documented by the records of the Committee or its delegate which shall be the final determinant of the number of RSUs granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall materially and adversely impair the Awardee’s rights under this Agreement without the Awardee’s consent, unless the Committee reasonably determines that such amendment or modification is necessary to comply with Section 10D of the Exchange Act or avoid a violation of Section 409A of the Code. Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by agreement of both parties as evidenced in writing or in electronic form as agreed to by the parties.
b.Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the laws of the State of Delaware. All other matters arising under this Agreement and the Restrictive Covenants (as defined in Section 5 above), including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles. The Awardee and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement and the Restrictive Covenants shall be heard or determined in any state court in Wilmington County of Delaware or federal court sitting in Delaware, and the Awardee agrees to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.
c.Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
d.Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
e.Impact Upon Termination of Service. By voluntarily acknowledging and accepting this Award, the Awardee agrees that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Company may make or be required to make to the Awardee in the future, regardless of the jurisdiction in which the Awardee may be located.

Award Acceptance: Mark DeVita
Awardee Name (print)
/s/ Mark DeVita
Awardee Signature
12/5/2022
Date

Exhibit A
Restrictive Covenants

You understand that during your employment with the Company, you will have access to the Company’s confidential information and key business relationships. You agree, therefore, that the following restrictions are reasonable and necessary to protect the interests of the Company:

1.Protection of Confidential Information.
a.Definition of “Confidential Information.” The term “Confidential Information” means any information about the Company’s business or its employees that is not generally known to the public. Examples of Confidential Information include, but are not limited to, information about: customers, vendors, pricing and costs, business strategies and plans, financial data, technology, and businesses methods or processes used or considered by the Company.
b.Nondisclosure and Prohibition against Misuse. During your employment, you will not use or disclose any Confidential Information, without the Company’s prior written permission, for any purpose other than performance of your duties for the Company.
c.Non-Disclosure and Return of Property Upon Termination. After termination of your employment, you will not use or disclose any Confidential Information for any purpose. Immediately upon your termination, you will return any Confidential Information in your possession to the Company. If you have Confidential Information that has been saved or transferred to any device not owned by the Company, you will immediately notify the Company, and make such device available to the Company so that it may remove any Confidential Information from the device.
2.Protection of Company Interests.
a.Definitions.
i.“Competing Products” means products or services sold by the Company, or any prospective product or service the Company took steps to develop, and which you had any knowledge of or responsibility for during the twenty-four (24) months preceding the termination of your employment;
ii.“Restricted Territory” means the geographic territory over which you had responsibility during the twenty-four (24) months preceding the termination of your employment.
b.Non-Competition. During your employment and for twenty-four (24) months after termination of your employment, you will not directly or indirectly, on behalf of yourself or in conjunction with any other person or entity.
i.own any business (other than less than three percent (3%) ownership in a publicly traded company) that sells Competing Products in the Restricted Territory;

ii.work in the Restricted Territory for any person or entity that sells Competing Products, in any role: (1) that is similar to any position you held with the Company during the twenty-four (24) months preceding the termination of your employment, or (2) that may cause you to inevitably rely upon or disclose the Company’ Confidential Information.
c.Non-Solicitation of Customers and Employees. During your employment and for twelve (12) months after termination of your employment, you will not directly or indirectly, on behalf of yourself or in conjunction with any other person or entity:
i.solicit or accept business from any customer or prospective customer of the Company with whom you had contact during the last twenty-four (24) months of your employment or about whom you had any Confidential Information, if the products or services that customer intends to purchase are similar to products or services offered by the Company;
ii.solicit or hire any employee or independent contractor of the Company, who worked for the Company during the twelve (12) months preceding termination of your employment, to work for you or your new employer.
For purposes of this section, “solicit” means:
i.Any comments, conduct or activity that would influence a customer’s decision to continue doing business with the Company, regardless of who initiates contact;
ii.Any comments, conduct or activity that would influence an employee’s or independent contractor’s decision to resign employment with the Company or accept employment with your new company, regardless of who initiates contact.
d.Limitations on Working for Customers and Vendors. During your employment, and twenty-four (24) months after termination of your employment, you will not work for any of the Company’ customers or vendors in any role in which you might inevitably rely upon or disclose Confidential Information.
3.Non-Disparagement. You agree that during your employment, and after your employment with the Company ends for any reason, you will not make any false or disparaging statement(s) about the Company to other employees, customers, vendors or any other third party.
4.Limitations on Confidentiality and Non-Disparagement. You understand that the foregoing confidentiality and non-disparagement provisions do not prohibit you from providing truthful information in good faith to any federal or state governmental agency, entity or official investigating an alleged violation of federal or state law or regulation or when you make other disclosures that are protected under the whistleblower provisions of federal or state law, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002. You understand that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.Subsequent Employment Protocol. During your employment and for twelve (12) months after termination of your employment if you are a vice president or above or for six (6) months after termination of your employment if you are a director, prior to accepting employment with any person or entity, you will provide your prospective employer with a copy of this Agreement, including the Restrictive Covenants set forth in this Exhibit A. Additionally, at least seven (7) days before accepting subsequent employment, you will notify the Company of your prospective employer’s name, address and telephone number, and a description of the job duties for which you are being considered.
6.Certifications. By executing this Agreement, which includes the Restrictive Covenants set forth in this Exhibit A, you certify that you: (a) have not and will not use or disclose to the Company any confidential information and/or trade secrets belonging to others, including your prior employers; (b) will not use any prior inventions made by you and which the Company are not legally entitled to learn of or use; and (c) are not subject to any prior agreements that would prevent you from fully performing your duties for the Company.
7.Protection of Proprietary Rights.
a.You agree that all Work Product (defined below) and Intellectual Property Rights (defined below) shall be the sole and exclusive property of the Company. “Work Product” means all writings, inventions, discoveries, ideas and other work product of any nature whatsoever that you create on your own or in collaboration with others during your employment with the Company and that relates to the business, contemplated business, research or development of the Company. “Intellectual Property Rights” means all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights arising out of the Work Product, in any jurisdiction throughout the world, and all related rights of priority under international conventions.
b.You acknowledge that, by reason of being employed by the Company, all of the Work Product is, to the extent permitted by law, “work made for hire” and is the property of the Company. To the extent that any Work Product is not “work made for hire,” you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title and interest in and to all Work Product and Intellectual Property Rights therein.
c.During and after your employment, you agree to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company the Work Product and any Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same. You hereby irrevocably grant the Company power of attorney to execute and deliver any such documents on your behalf and in your name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, in the event that you do not promptly cooperate with the Company’s request. The power of attorney is coupled with an interest and shall not be affected by your subsequent incapacity.
8.Injunctive Relief and Attorney’s Fees. You agree that in the event you breach any of the Restrictive Covenants set forth in this Exhibit A, the Company will be irreparably harmed and entitled to an injunction restraining any further breach, in addition to any other rights, including forfeiture or offsets to which they are entitled. Further, you will be responsible for all attorneys’ fees, costs and expenses incurred by the Company to enforce this Agreement. Additionally, any time periods for restrictions set forth in Paragraph 2 above will be extended by an amount of time equal to the duration of any time period during which you are in violation of this Agreement
9.Change of Position. If the Company change your position or title with the Company, or transfers you from one affiliate to another, your obligations hereunder will remain in force; provided, however, that the length of the covenants set forth in Paragraph 2b, Paragraph 2d and Paragraph 5 above will be determined based on your position at the time of employment termination.
10.Protections For Affiliates and Subsidiaries. This Agreement is intended to benefit all Company Subsidiaries and affiliates for which you perform services, for which you have customer contact or about which you receive Confidential Information. Therefore, any Company Subsidiary or affiliate that may be adversely affected by a breach may enforce this Agreement regardless of which entity actually employs you at the time.